Exhibit 99.1

FOR IMMEDIATE RELEASE

Comarco Announces Finance Staff Transition

Winston Hickman Appointed Interim CFO

LAKE FOREST, Calif., March 26, 2008 – Comarco, Inc. (NASDAQ: CMRO) today announced the appointment of Winston E. Hickman, 65, as Interim Chief Financial Officer. He replaces Daniel Lutz, former Executive Vice President and CFO, who has resigned from his position effective April 4, 2008 to pursue other interests. The Company also promoted Alisha Charlton, 38, to the position of Vice President and Corporate Controller. The Company intends to report its financial results for the fourth quarter and full year ended January 31, 2008 during the week of April 14, 2008.

Mr. Hickman is a seasoned financial executive with over 30 years of experience in executive level financial positions, including CFO, for several public companies. Throughout his career, Mr. Hickman has served as the CFO of Ashworth, Inc., REMEC Inc., Paradigm Wireless Systems, Inc., Pacific Scientific Company and Amerinet Financial Systems. He also served as a senior financial executive at Allied Signal and Rockwell earlier in his career. He is currently a Board member and Chairman of the Audit Committee for SRS Labs, Inc. (NASDAQ: SRSL) and since 1998 has been engaged as a business advisor to other companies on a selected basis. Mr. Hickman received his undergraduate degree from California State University, Long Beach and an MBA from the University of Southern California.

“We are very pleased that someone with Winston’s experience and qualifications recognized the opportunities ahead for Comarco and was available to step in as CFO during this very exciting time for the Company,” said Sam Inman, Interim President and CEO of Comarco. “I have known Winston for many years. He has strong operational and financial skills and an extensive background in mergers and acquisitions. The Company has initiated a search for a permanent CFO. In the interim, Winston will be able to step in and add value immediately, while playing a key role in helping the Company to maximize shareholder value as we evaluate the alternatives associated with non-strategic parts of our business.”

“We are also happy to announce the well-deserved promotion of Alisha Charlton. During her seven years with Comarco, she has been a strong contributor to the accounting team and we look forward to working with her in her new position. On behalf of the Board of Directors, I would also like to thank Dan Lutz for his contributions during his tenure at Comarco and wish him the best of success with his future endeavors.”

Mrs. Charlton joined Comarco as Assistant Controller in October 2000 and became Corporate Controller in May 2003. Before joining the Company, Mrs. Charlton held various accounting and finance positions with CKE Restaurants, Inc. from 1995 to 2000. Prior to CKE, Mrs. Charlton was a supervisor with KPMG Peat Marwick. She is also a Certified Public Accountant in the State of California. Mrs. Charlton graduated from the University of California at Santa Barbara with a B.A. in business economics.

25541 Commercentre Drive Lake Forest, CA 92630         Office: (949) 599-7400         Fax: (949) 599-1415

About Comarco

Based in Lake Forest, Calif., Comarco is a leading provider of innovative mobile power solutions through its ChargeSourceTM line of multi-function universal mobile power products which can simultaneously power and charge multiple devices such as notebook computers, mobile phones, iPods®, and many other rechargeable mobile devices. Comarco is also a provider of wireless test solutions and wireless emergency call box systems. More information about Comarco’s product lines can be found at www.comarco.com and www.chargesource.com.

Approved by:

Sam Inman

President & CEO

Comarco, Inc.

Investor Contact:

Doug Sherk/Jenifer Kirtland

EVC Group

(415) 896-6820

dsherk@evcgroup.com

jkirtland@evcgroup.com

25541 Commercentre Drive Lake Forest, CA 92630         Office: (949) 599-7400         Fax: (949) 599-1415